EXHIBIT 5.1

July 25, 2012

Circle Star Energy Corp.
7065 Confederate Park Road, Suite 102
Fort Worth, Texas 89703

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

 We have acted as counsel to Circle Star Energy Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of 5,214,500 shares of Common Stock, $0.001 par value per share (the “Shares”), pursuant to (i) the Circle Star Energy Corp. 2011 Stock Option Plan (the “Plan”), (ii) the Executive Employment Agreement dated July 11, 2011 between the Company and G. Jonathan Pina, as amended (the “Pina Employment Agreement”), (iii) the Executive Employment Agreement effective October 1, 2011 between the Company and S. Jeffrey Johnson, as amended (the “Johnson Employment Agreement”), (iv) share grants to independent directors of the Company as set out in the minutes of the Board of Directors of the Company dated March 8, 2012 (the “March 8 Board Minutes”) and the consents of the Board of Directors of the Company dated July 16, 2012 and July 19, 2012 (the “July 2012 Consents”), (v) share grants to an employee of the Company as set out in the Consent of the Board of Directors of the Company dated July 19, 2012 (the “Wollison Consent”), and (vi) share grants to an employee of the Company as set out in the minutes of the Board of Directors of the Company dated April 19, 2012 (the “April 19 Board Minutes”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, the Pina Employment Agreement, the Johnson Employment Agreement, the March 8 Board Minutes, the July 2012 Consents, the Wollison Consent, the April 19 Board Minutes, and any relevant agreements thereunder, respectively, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    Dorsey & Whitney LLP